Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Alan J. Hyatt
President &
Chief Executive Officer
Email: ahyatt@severnbank.com
Phone: 410.260.2060

Severn Bancorp, Inc. Announces Retirement of Chief Financial Officer

Annapolis, MD (May 3, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Bancorp”) parent company of Severn Savings Bank, FSB (“Severn”), today announced that Thomas G. Bevivino has advised Bancorp and Severn of his intention to step down as Executive Vice President and Chief Financial Officer (“CFO”) once a successor is identified and appointed.  Mr. Bevivino will remain with the company to assist with the CFO succession for a transition period prior to his planned retirement at the end of June 2016.  Bancorp has initiated a search to identify a replacement for Mr. Bevivino.

“For the past 12 years, Tom has played a central role in Severn’s success,” stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “Tom’s leadership, guidance and commitment to Severn has been a vital part of our growth as a community bank – and for that we thank him.  I am also grateful that Tom has agreed to stay on through this transition period and thank him for his many contributions that have better positioned Severn for sustainable growth and success as the premier community bank in Anne Arundel County.”

“I am very proud of what we have accomplished as a team at Severn, and am thankful that I’ve been able to spend this time working with such a talented team to build this company,” said Thomas G. Bevivino, Chief Financial Officer.  “I look forward to ensuring a seamless transition of my CFO responsibilities as we continue to be the bank of choice for residents and businesses of Anne Arundel County.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $760 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

# # #

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.